Exhibit 6.2

Annex A

SOLERA NATIONAL BANCORP, INC.

2012 LONG-TERM INCENTIVE PLAN

1.              Purpose.

The purpose of the Plan is to assist the Company in attracting, retaining, motivating, and rewarding certain key employees, officers, directors, and consultants of the Company and its Affiliates and promoting the creation of long-term value for stockholders of the Company by closely aligning the interests of such individuals with those of such stockholders. Capitalized terms not defined elsewhere in the text are defined in Section 19.

2.              Administration.

(a)                                 Committee Composition; Authority. This Plan will be administered by the Committee or by the Board acting as the Committee, and may delegate such administration as set forth in Section 2(a)(xv) below. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan, except, however, the Board or where applicable, the Committee will establish the terms for the grant of an Award to Insiders. The Committee will have the authority to:

(i)                                     construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

(ii)                                  prescribe, amend and rescind rules and regulations relating to this Plan or any Award;

(iii)                               select Eligible Persons to receive Awards;

(iv)                              determine the form and terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the Exercise Price, the time or times when Awards may vest and be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Committee will determine;

(v)                                 determine the number of Shares or other consideration subject to Awards;

(vi)                              determine the Fair Market Value in good faith and interpret the applicable provisions of this Plan and the definition of Fair Market Value in connection with circumstances that impact the Fair Market Value, if necessary;

(vii)                           determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any subsidiary of the Company;

(viii)                        grant waivers of Plan or Award conditions;

(ix)                              determine the vesting, exercisability and payment of Awards;

(x)                                 correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(xi)                              determine whether an Award has been earned;

(xii)                           reduce or waive any criteria with respect to Performance Objectives;

(xiii)                        adjust Performance Goals to take into account changes in law and accounting or tax rules as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships provided that such adjustments are consistent with the regulations promulgated under Section 162(m) of the Code with respect to Eligible Persons whose compensation is subject to Section 162(m) of the Code;

(xiv)                       make all other determinations necessary or advisable for the administration of this Plan; and

(xv)                          delegate any of the foregoing as permitted by applicable law to one or more executive officers pursuant to a specific delegation, in which case references to “Committee” in this Section 2(a) will refer to such delegate(s), except with respect to Insiders.

(b)                                 Committee Interpretation and Discretion. Any determination made by the Committee with respect to any Award will be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of the Plan or Award, at any later time, and such determination will be final and binding on the Company and all Persons having an interest in any Award under the Plan. Any dispute regarding the interpretation of the Plan or any Award Agreement will be submitted by the Participant or the Company to the Committee for review. The resolution of such a dispute by the Committee will be final and binding on the Company and the Participant. The Committee may delegate to one or more executive officers the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, in which case references to “Committee” in this Section 2(b) will refer to such delegate(s).

(c)                                  Section 162(m) of the Code and Section 16 of the Exchange Act. When necessary or desirable for an Award to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee will include at least two individuals who are “outside directors” (as defined under Section 162(m) of the Code) and at least two (or a majority if more than two individuals then serve on the Committee) such “outside directors” will approve the grant of such Award and timely determine (as applicable) the Performance Period and any Performance Objectives upon which vesting or settlement of any portion of such Award is to be subject. When required by Section 162(m) of the Code, prior to settlement of any such Award at least two (or a majority if more than two individuals then serve on the Committee) such “outside directors” then serving on the Committee will determine and certify in writing the extent to which such Performance Objectives have been timely achieved and the extent to which the Shares or cash subject to such Award have thereby been earned. Awards granted to Insiders must be approved by two or more “non-employee directors” (as defined in the regulations promulgated under Section 16 of the Exchange Act). With respect to Participants whose compensation is subject to Section 162(m) of the Code, and provided that such adjustments are consistent with the regulations promulgated under Section 162(m) of the Code, the Committee may adjust the Performance Goals to account for changes in law and accounting and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (iii) a change in accounting standards required by generally accepted accounting principles.

(d)                                 Section 409A. The Committee will take into account compliance with Section 409A of the Code in connection with any grant of an Award under the Plan, to the extent applicable.

(e)                                  Documentation. The Award Agreement for a given Award, the Plan and any other documents may be delivered to, and accepted by, a Participant or any other Person in any manner (including electronic distribution or posting) that meets applicable legal requirements.

3.              Shares Available Under the Plan.

(a)                                 Number of Shares Available. Subject to Section 10 and any other applicable provisions hereof, the total number of Shares reserved and available for delivery in connection with Awards under the Plan as of adoption of the Plan by the Board, is 250,000 Shares plus (i) the number of Shares authorized for issuance or transfer under the Prior Plan that are not subject to awards outstanding or previously exercised as of the Effective Date (reduced by the number of Shares that become subject to grants under the Prior Plan after the Effective Date), and (ii) to the extent that an award outstanding under the Prior Plan as of the Effective Date, or granted under the Prior Plan after the Effective Date, expires or is canceled, forfeited, settled in cash, or otherwise terminated without a delivery to the grantee of the full number of shares to which the award related, the number of shares that are undelivered. Shares delivered under the Plan will consist of authorized and unissued shares or previously issued Shares reacquired by the Company on the open market or by private purchase.

(b)                                 Lapsed, Returned Awards. Shares subject to Awards, and Shares issued under the Plan under any Award, will again be available for grant and issuance in connection with subsequent Awards under this Plan to the extent such Shares: (i) are subject to issuance upon exercise of an Option or SAR granted under this Plan but which cease to be subject to the Option or SAR for any reason other than exercise of the Option or SAR (ii) are subject to Awards granted under this Plan that are forfeited; or (iii) are subject to Awards granted under this Plan that otherwise terminate without such Shares being issued.  To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Shares used to pay the Exercise Price of an Award or withheld to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan.

(c)                                  Award Limits. No Participant will be eligible to receive more than 150,000 Shares in any calendar year under this Plan pursuant to the grant of Awards.

(d)                                 Minimum Share Reserve. At all times the Company will reserve and keep available a sufficient number of Shares as will be required to satisfy the requirements of all outstanding Awards granted under this Plan.

4.              Options.

(a)                                 General.  The Committee may grant Options to Eligible Persons and will determine whether such Options will be Incentive Stock Options (or ISOs) or Nonqualified Stock Options (or NQSOs), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may vest and be exercised, and all other terms and conditions of the Option, subject to the terms of this Section 4. The provisions of separate Awards of Options will be set forth in separate Award Agreements, which agreements need not be identical.

(b)                                 Option Grant. Each Option granted under this Plan will identify the Option as an ISO or an NQSO. An Option may be, but need not be, awarded upon satisfaction of such Performance Goals during any Performance Period as are set out in advance in the Participant’s Award Agreement. If the Option is being earned upon the satisfaction of Performance Goals subject to Section 8 hereof, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each Option; and (y) select from among the Performance Objectives to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to Options that are subject to different Performance Goals and other criteria.

(c)                                  Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, or a specified future date. The Award Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

(d)                                 Exercise Period and Expiration Period. Options may be vested and exercisable within the times or upon the conditions as set forth in the Award Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted; and provided further that no ISO granted to a Ten Percent Stockholder will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

(e)                                  Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted; provided that: (i) the Exercise Price of an Option will be not less than one hundred percent (100%) of the Fair Market Value of one Share on the date of grant and (ii) the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than one hundred ten percent (110%) of the Fair Market Value of one Share on the date of grant.

(f)                                   Payment for Shares. Payment for Shares acquired pursuant to Options granted hereunder will be made in full upon exercise of an Option (i) in immediately available funds in United States dollars, or by certified or bank cashier’s check; (ii) by delivery of a notice of “net exercise” to the Company, pursuant to which the Participant will receive the number of Shares underlying the Option so exercised reduced by the number of Shares equal to the aggregate Exercise Price of the Option divided by the Fair Market Value on the date of exercise; (iii) by delivery of Shares having a Fair Market Value equal to the Exercise Price; (iv) by a broker-assisted cashless exercise in accordance with procedures approved by the Committee, whereby payment of the Option Exercise Price or tax withholding obligations may be satisfied, in whole or in part, with Shares subject to the Option by delivery of an irrevocable direction to a securities broker (on a form prescribed by the Committee) to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price and, if applicable, the amount necessary to satisfy the Company’s withholding obligations; or (v) by any other means approved by the Committee. Anything herein to the contrary notwithstanding, if the Committee determines that any form of payment available hereunder would be in violation of Section 402 of the Sarbanes-Oxley Act of 2002, such form of payment will not be available.

(g)                                  Termination of Employment or Service. Except as otherwise provided by the Committee in an Award Agreement:

(i)                                     If the Participant is Terminated for any reason except for Cause or the Participant’s death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options would have been exercisable by the Participant on the Termination Date no later than one hundred eighty (180) days after the Termination Date (or such shorter time period or longer time period not exceeding five (5) years as may be determined by the Committee, with any exercise beyond three (3) months after the Termination Date deemed to be the exercise of an NQSO), but in any event no later than the expiration date of the Options.

(ii)                                  If the Participant is Terminated because of the Participant’s death (or the Participant dies within ninety (90) days after a Termination other than for Cause or because of the Participant’s Disability), then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant’s legal representative, or authorized assignee, no later than twelve (12) months after the Termination Date (or such shorter time period not less than six (6) months or longer time period not exceeding five (5) years as may be determined by the Committee), but in any event no later than the expiration date of the Options; provided that the Committee will have the authority, in its sole discretion, to accelerate the vesting of any such Options.

(iii)                               If the Participant is Terminated because of the Participant’s Disability, then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant (or the Participant’s legal representative or authorized assignee) no later than six (6) months after the Termination Date (with any exercise beyond (A) three (3) months after the Termination Date when the Termination is for a Disability that is not a “permanent and total disability” as defined in Section 22(e)(3) of the Code, or (B) twelve (12) months after the Termination Date when the Termination is for a Disability that is a “permanent and total disability” as defined in Section 22(e)(3) of the Code, deemed to be exercise of an NQSO), but in any event no later than the expiration date of the Options; provided that the Committee will have the authority, in its sole discretion, to accelerate the vesting of any such Options.

(iv)                              If the Participant is terminated for Cause, then the Participant’s Options (whether or not vested) will immediately expire as of the Termination Date, or at such later time and on such conditions as are determined by the Committee, but in any event no later than the expiration date of the Options. Unless otherwise provided in the Award Agreement, Cause will have the meaning set forth in the Plan.

(h)                                 Limitations on ISOs. With respect to Options granted as ISOs, to the extent that the aggregate Fair Market Value of the Shares with respect to which such ISOs are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any parent or subsidiary) exceeds $100,000 such Options will be treated as NQSOs. For purposes of this Section 4(h), ISOs will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date to provide for a different limit on the Fair Market Value of the Shares permitted to be subject to ISOs, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment. The Committee may not grant ISOs to any non-employee directors of the Company.

(i)                                     Delegation. The Committee may, to the extent permitted by applicable law, delegate to one or more executive officers pursuant to a specific delegation the authority to grant Options to Participants other than Insiders, subject to the foregoing provisions of this Section 4 (substituting references to “the Committee” by “the Committee’s delegate(s)” as the context requires).

(j)                                    No Disqualification. Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.

5.              Restricted Stock Awards.

(a)                                 General. A Restricted Stock Award may be granted to Eligible Persons in such form and having such terms and conditions as the Committee deems appropriate. The provisions of separate Awards of Restricted Stock will be set forth in separate Award Agreements, which agreements need not be identical.

(b)                                 Vesting and Transferability. Restricted Stock will vest in such manner, on such date or dates, or upon the achievement of Performance Goals or other conditions, in each case as may be determined by the Committee and set forth in an Award Agreement. In addition to any other restrictions set forth in a Participant’s Award Agreement, until such time as the Restricted Stock Award has vested pursuant to the terms of the Award Agreement, the Participant will not be permitted to sell, assign, transfer, pledge, or otherwise encumber the shares of Restricted Stock.

(c)                                  Voting Rights; No Dividend Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those unvested shares of Restricted Stock. Unless otherwise set forth in a Participant’s Award Agreement, the Participant will not be entitled to receive dividends on unvested shares of Restricted Stock.

(d)                                 Other Restrictions. The Committee may impose such other conditions and/or restrictions on any Restricted Stock Awards granted pursuant to this Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each share of Restricted Stock, restrictions based upon the achievement of specific Performance Goals, time-based restrictions on vesting following the attainment of the Performance Goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock Awards. To the extent deemed appropriate by the Committee, the Company may retain the certificates representing shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such shares have been satisfied or lapse. Except as otherwise provided in this Section 5, shares of Restricted Stock covered by each Restricted Stock Award will become freely transferable by the Participant after all conditions and restrictions applicable to such shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations).

(e)                                  Termination of Employment or Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

(f)                                   Delegation. The Committee may, to the extent permitted by applicable law, delegate to one or more executive officers pursuant to a specific delegation the authority to grant Restricted Stock Awards to Participants other than Insiders, subject to the foregoing provisions of this Section 5 (substituting references to “the Committee” by “the Committee’s delegate(s)” as the context requires).

6.              Restricted Stock Units.

(a)                                 General. A Restricted Stock Unit or RSU may be granted to Eligible Persons covering a number of Shares that may be settled in cash, or by issuance of those Shares. All Awards of RSUs will be made pursuant to an Award Agreement.

(b)                                 Terms of RSU Awards. The Committee will determine the terms of an RSU Award including, without limitation: (i) the number of Shares subject to the RSU Award; (ii) the time or times during which the RSUs may be settled; (iii) the consideration to be distributed on settlement of the RSUs; and (iv) the effect of the Participant’s Termination on each RSU. An RSU may be awarded upon satisfaction of such Performance Goals based on Performance Objectives during any Performance Period as are set out in advance in the Participant’s Award Agreement. If the RSU is being earned upon satisfaction of Performance Goals, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for the RSU; (y) select from among the Performance Objectives to be used to measure the performance, if any; and (z) determine the number of Shares deemed subject to the RSU. Performance Periods may overlap and Participants may participate simultaneously with respect to RSUs that are subject to different Performance Periods and different Performance Goals and other criteria.

(c)                                  Form and Timing of Settlement. Payment of earned RSUs will be made as set forth in the Award Agreement; provided that each such payment will be made no later than March 15th of the calendar year following the calendar year in which vesting occurs (which payment schedule is intended to comply with the “short-term deferral” exemption from the application of Section 409A of the Code). The Committee, in its sole discretion, may settle earned RSUs in cash, Shares, or a combination of both. A Participant will not be entitled to dividends, if any, with respect to Shares underlying RSUs prior to the actual delivery of Shares.

(d)                                 Termination of Employment or Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

(e)                                  Delegation. The Committee may, to the extent permitted by applicable law, delegate to one or more executive officers pursuant to a specific delegation the authority to grant RSUs to Participants other than Insiders, subject to the foregoing provisions of this Section 6 (substituting references to “the Committee” by “the Committee’s delegate(s)” as the context requires).

7.              Stock Appreciation Rights.

(a)                                 General. A Stock Appreciation Right or SAR may be granted to Eligible Persons and such Award may be settled in cash or Shares. All SARs will be made pursuant to an Award Agreement.

(b)                                 Terms of SARs. The Committee will determine the terms of each SAR including, without limitation: (i) the number of Shares subject to the SAR; (ii) the Exercise Price and the time or times during which the SAR may be settled; (iii) the consideration to be distributed on settlement of the SAR; and (iv) the effect of the Participant’s Termination on each SAR. The Exercise Price of the SAR will be determined by the Committee when the SAR is granted. A SAR may be awarded upon satisfaction of such Performance Goals based on Performance Objectives during any Performance Period as are set out in advance in the Participant’s Award Agreement. If the SAR is being earned upon the satisfaction of Performance Goals, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each SAR; and (y) select from among the Performance Objectives to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to SARs that are subject to different Performance Goals and other criteria.

(c)                                  Exercise Period and Expiration Date. The Award Agreement governing the SARs will set forth the expiration date of the SARs; provided that no SAR will be exercisable after the expiration of ten (10) years from the date the SAR is granted. The Committee may also provide for SARs to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of Performance Goals based on Performance Objectives), in such number of Shares or percentage of the Shares subject to the SAR as the Committee determines.

(d)                                 Form of Settlement. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (x) the difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price multiplied by (y) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment from the Company for the SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof. The portion of a SAR being settled may be paid currently or on a deferred basis with such interest or dividend equivalent, if any, as the Committee determines, provided that the terms of the SAR and any deferral satisfy the requirements of Section 409A of the Code.

(e)                                  Termination of Employment or Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

(f)                                   Delegation. The Committee may, to the extent permitted by applicable law, delegate to one or more executive officers pursuant to a specific delegation the authority to grant SARs to Participants other than Insiders, subject to the foregoing provisions of this Section 7 (substituting references to “the Committee” by “the Committee’s delegate(s)” as the context requires).

8.              Performance Awards.

(a)                                 General. The Committee has the authority, at the time of grant of any Award described in this Plan (other than Options and SARs granted with an Exercise Price equal to or greater than the Fair Market Value per Share on the date of grant), to designate such Award as a Performance Award in order to qualify such Award as “performance-based compensation” under Section 162(m) of the Code. In addition, the Committee has the authority to make an Award of a cash bonus to any Eligible Person and designate such Award as a Performance Award in order to qualify such Award as “performance-based compensation” under Section 162(m) of the Code.

(b)                                 Eligibility. The Committee will, in its sole discretion, designate within the first ninety (90) days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code) which Participants will be eligible to receive Performance Awards in respect of such Performance Period. However, designation of a

Participant eligible to receive an Award hereunder for a Performance Period will not in any manner entitle the Participant to receive payment in respect of any Performance Award for such Performance Period. The determination as to whether or not such Participant becomes entitled to payment in respect of any Performance Award will be decided solely in accordance with the provisions of this Section 8.

(c)                                  Discretion of Committee with Respect to Performance Awards. With regard to a particular Performance Period, the Committee has full discretion to select the length of such Performance Period (provided any such Performance Period will be not less than one fiscal quarter in duration), the type(s) of Performance Awards to be issued, the Performance Objectives that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goal(s) that is (are) to apply to the Company and the Performance Formula. Within the first ninety (90) days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), the Committee will, with regard to the Performance Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence of this Section 8(c) and record the same in writing.

(d)                                 Payment of Performance Awards.

(i)                                     Condition to Receipt of Payment. Unless otherwise provided in the Award Agreement, a Participant must be employed by the Company or any of its Affiliates on the last day of a Performance Period to be eligible for payment in respect of a Performance Award for such Performance Period.

(ii)                                  Limitation. A Participant will be eligible to receive payment in respect of a Performance Award only to the extent that: (A) the Performance Goals for such period are achieved; and (B) the Performance Formula as applied against such Performance Goals determines that all or some portion of such Participant’s Performance Award has been earned for the Performance Period.

(iii)                               Certification. Following the completion of a Performance Period, the Committee will review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate and certify in writing the amount of the Performance Awards earned for the period based upon the Performance Formula. The Committee will then determine the actual size of each Participant’s Performance Award for the Performance Period and, in so doing, may apply Negative Discretion in accordance with Section 8(d)(iv) hereof, if and when it deems appropriate.

(iv)                              Use of Discretion. In determining the actual size of an individual Performance Award for a Performance Period, the Committee may reduce or eliminate the amount of the Performance Award earned under the Performance Formula in the Performance Period through the use of Negative Discretion if, in its sole judgment, such reduction or elimination is appropriate. The Committee will not have the discretion to (A) grant or provide payment in respect of Performance Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained or (B) increase a Performance Award above the maximum amount payable under Section 8(d)(vi) of the Plan.

(v)                                 Timing of Award Payments. Performance Awards granted for a Performance Period will be paid to Participants as soon as administratively practicable following completion of the certifications required by this Section 8, but in no event later than March 15th of the calendar year following the calendar year in which the Performance Period is completed (which is intended to comply with the “short-term deferral” exemption from the application of Section 409A of the Code).

(vi)                              Maximum Award Payable. Notwithstanding any provision contained in this Plan to the contrary, the maximum Performance Award payable to any one Participant under the Plan for a Performance Period (excluding any Options and SARs) is 50,000 Shares or, in the event such Performance Award is paid in cash, the equivalent cash value thereof on the first or last day of the Performance Period to which such Award relates, as determined by the Committee. The maximum amount that can be paid in any calendar year to any Participant pursuant to a cash bonus Award described in the last sentence of Section 8(a) is $150,000.

9.              Other Stock-Based Awards.

The Committee is authorized, subject to limitations under applicable law, to grant to Eligible Persons such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based upon or related to Shares, as deemed by the Committee to be consistent with the purposes of the Plan. The Committee may also grant Shares as a bonus (whether or not subject to any vesting requirements or other restrictions on transfer), and may grant other awards in lieu of obligations of the Company or an Affiliate of the Company to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee. The terms and conditions applicable to such Awards will be determined by the Committee and evidenced by Award Agreements, which agreements need not be identical.

10.       Adjustments for Recapitalizations and Change in Control Events; Change in Control.

(a)                                 Capitalization Adjustments. The aggregate number of Shares that may be granted or purchased pursuant to Awards (as set forth in Section 3 hereof), the maximum number of Shares that may be issued to an individual or to an Eligible Person in any one calendar year set forth in Sections 3(c) and 8(d)(vi), the number of Shares covered by each outstanding Award, and the price per Share or Exercise Price in each such Award will be equitably and proportionally adjusted or substituted, as determined by the Committee, as to the number, price, or kind of a Share or other consideration subject to such Awards (i) in the event of changes in the outstanding Shares or in the capital structure of the Company by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such Award (including any Change in Control); or (ii) in the event of any change in applicable laws or circumstances that results in or could result in, in either case, as determined by the Committee in its sole discretion, any substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants in the Plan.

(b)                                 Adjustments Upon Change in Control. Upon the occurrence of a Change in Control, the Board or the Committee, in its sole discretion, without the consent of any Participant or holder of an Award, and on such terms and conditions as it deems appropriate, may take any one or more of the following actions in connection with such Change in Control:

(i)                                     provide for either (A) the termination of any Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of such transaction or event, the Board determines in good faith that no amount would have been attained upon the realization of the Participant’s rights, then such Award may be terminated by the Board without payment) or (ii) the replacement of such Award with other rights or property selected by the Board in its sole discretion;

(ii)                                  provide that such Award be assumed by a successor or survivor entity, or a parent or subsidiary thereof, or be exchanged for similar rights or awards covering the equity of the successor or survivor, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of equity interests and prices;

(iii)                               make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Awards or in the terms and conditions of, and the vesting criteria included in, outstanding Awards, or both;

(iv)                              provide that such Award be payable, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and/or

(v)                                 provide that the Award cannot become payable after such event, i.e., will terminate upon such event.

Notwithstanding the foregoing, any such action contemplated under this Section 10(b) will be effective only to the extent that such action will not cause any Award that is designed to satisfy Section 409A of the Code to fail to satisfy such section.

(c)                                  Effect of a Change in Control. Unless otherwise provided in an Award Agreement, notwithstanding any provision of the Plan to the contrary:

(i)                                     In the event of a Change in Control, all Options and SARs will become immediately exercisable with respect to 100% of the Shares subject to such Options or SARs, and any unvested Restricted Stock Awards and RSUs will be immediately vested and fully earned.

(ii)                                  With respect to Performance Awards, in the event of a Change in Control, all incomplete Performance Periods in respect of such Award in effect on the date the Change in Control occurs will end on the date of such Change in Control and the Committee will (A) determine the extent to which Performance Goals with respect to each such Performance Period have been met based upon such audited or unaudited financial information then available as it deems relevant and (B) may cause to be paid to the applicable Participant partial or full Awards with respect to Performance Goals for each such Performance Period based upon the Committee’s determination of the degree of attainment of Performance Goals or, if not determinable, assuming that the applicable “target” levels of performance have been attained, or on such other basis determined by the Committee.

11.       Privileges of Stock Ownership; Share Restrictions.

No Participant will have any of the rights of a stockholder with respect to any Awards until the Shares subject to the Award are issued to the Participant. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock; provided, further, that the Participant will have no right to retain such stock dividends or stock distributions with respect to Shares that are repurchased by the Company.

12.       Transferability.

Unless determined otherwise by the Committee pursuant to this Section 12, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by (a) a will or (b) by the laws of descent or distribution.  If the Committee makes an Award transferable, including, without limitation, by instrument to an inter vivos or testamentary trust in which the Awards are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift or domestic relations order to a Permitted Transferee, such award may contain such additional terms and conditions as the Committee deems appropriate. All Awards will be exercisable: (i) during the Participant’s lifetime only by (A) the Participant, or (B) the Participant’s guardian or legal representative; (ii) after the Participant’s death, by the legal representative of the Participant’s heirs or legatees; and (iii) in the case of all awards except ISOs, by a Permitted Transferee (for awards made transferable by the Committee) or such Person’s guardian or legal representative.

13.       No Obligation to Employ.

Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or of any of its Affiliates or limit in any way the right of the Company or of any of its Affiliates to terminate Participant’s employment or other relationship at any time.

14.       Compliance with Laws.

(a)                                 General. An Award will not be effective unless such Award is in compliance with all applicable federal and state securities and exchange control laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the Securities and Exchange Commission or to effect compliance with the registration, qualification or listing requirements of any foreign or state securities laws, exchange controls, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

(b)                                 Federal Deposit Insurance Corporation. Notwithstanding any other provision herein to the contrary, this Plan will be administered in accordance with the provisions of the Federal Deposit Insurance Corporation’s Statement of Policy on Applications for Deposit Insurance as such policy relates to stock benefit plans.

(c)                                  Minimum Capital Requirements. Notwithstanding any provision of this Plan or any Award Agreement to the contrary, all Options and SARs granted under the Plan will expire, to the extent not exercised, within 45 days following the receipt of notice from the Bank’s primary federal regulator (“Regulator”) that: (i) the Bank has not maintained its minimum capital requirements (as determined by the Regulator); and (ii) the Regulator is requiring termination or forfeiture of Awards. Upon receipt of such notice from the Regulator, the Company will promptly notify each Participant that all Options and SARs under this Plan have become fully exercisable and vested to the full extent of such Options and SARs and that the Participant must exercise any Options and SARs granted to him or her prior to the end of the 45-day period or such earlier period as may be specified by the Regulator or forfeit such Options and SARs.  In case of forfeiture due to termination of Options and SARs by the Regulator, no Participant will have a cause of action, of any kind or nature, with respect to the forfeiture against the Company or any of its Affiliates.  Neither the Company nor any of its Affiliates will be liable to any Participant due to the failure or inability of the Company or any of its Affiliates to provide adequate notice to the Participant.

15.       Withholding Taxes.

(a)                                 Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan, the Company may require the Participant to remit to the Company, or to any Affiliate of the Company employing the Participant, an amount sufficient to satisfy applicable U.S. federal, state, and local withholding tax requirements or any other tax liability legally due from the Participant prior to the delivery of Shares pursuant to exercise or settlement of any Award. Whenever payments in satisfaction of Awards granted under this Plan are to be made in cash, such payment will be net of an amount sufficient to satisfy applicable U.S. federal, state, and local withholding tax requirements or any other tax liability legally due from the Participant.

(b)                                 Withholding of Shares. The Committee, as permitted by applicable law, in its sole discretion and pursuant to such procedures as it may specify from time to time and to limitations of local law, may require or permit a Participant to satisfy such tax withholding obligation or any other tax liability legally due from the Participant, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, or (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum amount required to be withheld. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

16.       Amendment of the Plan or Awards.

(a)                                 Amendments. The Board and the Committee may amend the Plan or any terms of any one or more Awards at any time and from time to time.

(b)                                 Stockholder Approval; No Impairment. Notwithstanding anything herein to the contrary, no amendment to the Plan or any Award under the Plan will be effective without stockholder approval to the extent that such approval is required pursuant to applicable law or the applicable rules of each national securities exchange on which the Shares are listed. Additionally, no amendment to the Plan or any Award under the Plan will impair a Participant’s rights under any Award unless the Participant consents in writing (it being understood that no action taken by the Board or the Committee that is expressly permitted under the Plan, including, without limitation, any actions described in Section 10 hereof, will constitute an amendment to the Plan or an Award under the Plan for such purpose). Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without an affected Participant’s consent, the Board or the Committee may amend the terms of the Plan or any one or more Awards under the Plan from time to time as necessary to bring such Awards into compliance with Section 409A of the Code.

(c)                                  No Repricing of Awards Without Stockholder Approval. Notwithstanding Sections 16(a) above, or any other provision of the Plan, the repricing of Options or SARs is not permitted without stockholder approval. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Option or SAR to lower its Exercise Price or base price (other than on account of capital adjustments resulting from stock splits, etc., as described in Section 10(a)); (ii) any other action that is treated as a repricing under generally accepted accounting principles; and (iii) repurchasing for cash or canceling an Option or SAR in exchange for another Award at a time when its Exercise Price or base price is greater than the Fair Market Value of the underlying Shares, unless the cancellation and exchange occurs in connection with a Change in Control event set forth in Section 10.

17.       Termination or Suspension of the Plan.

The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan will terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated; provided, however, that following any suspension or termination of the Plan, the Plan will remain in effect for the purpose of governing all Awards then outstanding hereunder until such time as all Awards under the Plan have been terminated, forfeited, or otherwise canceled, or earned, exercised, settled, or otherwise paid out, in accordance with their terms.

18.       Miscellaneous.

(a)                                 Certificates. Shares acquired pursuant to Awards granted under the Plan may be evidenced in such a manner as the Committee will determine. If certificates representing Shares are registered in the name of the Participant, the Committee may require that (i) such certificates bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Shares, (ii) the Company retain physical possession of the certificates, and (iii) the Participant deliver a stock power to the Company, endorsed in blank, relating to the Shares. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, that the Shares will be held in book-entry form rather than delivered to the Participant pending the release of any applicable restrictions.

(b)                                 Clawback/Recoupment Policy. Notwithstanding anything contained herein to the contrary, all Awards granted under the Plan will be and remain subject to any incentive compensation clawback or recoupment policy currently in effect or as may be adopted by the Board and, in each case, as may be amended from time to time. No such policy adoption or amendment will in any event require the prior consent of any Participant.

(c)                                  Effective Date of the Plan. The Plan will become effective as of the Effective Date, but no Award shall be exercised (or, in the case of a Restricted Stock Award, shall be granted) unless and until the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

(d)                                 No Liability of Committee Members. No member of the Committee will be liable personally by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Committee or for any mistake of judgment made in good faith, and the Company will indemnify and hold harmless each member of the Committee and each other employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against all costs and expenses (including legal fees) and liabilities (including sums paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan, unless arising out of such Person’s own fraud or willful misconduct; provided, however, that approval of the Board will be required for the payment of any amount in settlement of a claim against any such Person. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which such Persons may be entitled under the Company’s certificate of incorporation or bylaws, each as may be amended from time to time, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(e)                                  Non-Exclusivity of the Plan. Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock awards and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

(f)                                   Use of Proceeds. The proceeds received from the sale of Shares pursuant to Awards or upon exercise thereof, will be used for general corporate purposes.

(g)                                  Governing Law. The Plan will be governed by and construed in accordance with the internal laws of the State of Delaware without regard to its conflict of laws rules, except as superseded by applicable Federal law.

(h)                                 No Trust or Fund Created. Neither the Plan nor an Award will create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other Person. To the extent that a Participant acquires the right to receive payments from the Company pursuant to an Award, such right will be no greater than the right of any general unsecured creditor of the Company.

(i)                                     Reliance on Reports. Each member of the Committee and each member of the Board will be fully justified in relying, acting, or failing to act, and will not be liable for having so relied, acted, or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Affiliates and upon any other information furnished in connection with the Plan by any Person or Persons other than such member. In no event will any Person who is or has been a member of the Board, be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.

(j)                                    Insider Trading Policy. Each Participant who receives an Award will comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by employees, officers and directors of the Company and its Affiliates.

(k)                                 Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, will control.

19.       Definitions.

As used in this Plan, and except as elsewhere defined herein, the following terms will have the following meanings:

(a)                                 “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

(b)                                 “Award” means any Option, Restricted Stock, RSU, SAR, Performance Award, or other Share-based award granted under the Plan.

(c)                                  “Award Agreement” means, with respect to each Award, the written or electronic agreement between the Company and the Participant setting forth the terms and conditions of the Award, which will be in substantially a form (which need not be the same for each Participant) that the Committee (or in the case of Award Agreements that are not used by Insiders, the Committee’s delegate(s)) has from time to time approved, and will comply with and be subject to the terms and conditions of this Plan.

(d)                                 “Bank” means Solera National Bank, a national bank.

(e)                                  “Board” means the Board of Directors of the Company.

(f)                                   “Cause” means, in the absence of an Award Agreement or employment or other service agreement between a Participant and the Service Recipient otherwise defining Cause,

(i)                                     a Participant’s conviction of or indictment for any crime (whether or not involving the Company or its Affiliates) (A) constituting a felony or (B) that has, or could reasonably be expected to result in, an adverse impact on the performance of the Participant’s duties to the Service Recipient, or otherwise has, or could reasonably be expected to result in, an adverse impact on the business or reputation of the Company or its Affiliates;

(ii)                                  conduct of the Participant, in connection with his or her employment, that has resulted, or could reasonably be expected to result, in material injury to the business or reputation of the Company or its Affiliates;

(iii)                               any material violation of the policies of the Company or its Affiliates, including but not limited to those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Company or its Affiliates; or

(iv)                              willful neglect in the performance of the Participant’s duties for the Service Recipient or willful or repeated failure or refusal to perform such duties.

In the event that there is an Award Agreement or employment or other service agreement between a Participant and the Service Recipient defining Cause, “Cause” will have the meaning provided in such agreement, and a Termination by the Service Recipient for Cause hereunder will not be deemed to have occurred unless all applicable notice and cure periods in such agreement are complied with.

(g)                                  “Change in Control” means the happening of any of the following events:

(i)                                     the acquisition by any one Person, or more than one Person acting as a group, of ownership of Shares of the Company that, together with Shares held by such Person or group, constitutes more than fifty percent (50%) of the total Fair Market Value or total voting power of the Shares of the Company;

(ii)                                  the acquisition by any one Person, or more than one Person acting as a group, of all or substantially all of the Company’s assets during the 12-month period ending on the date of the most recent acquisition.  For purposes of this Plan, “substantially all” means at least 60% of the assets of the Company immediately before such acquisition(s); or

(iii)                               when a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

The events described in this Section 19(g) will be interpreted to mean only events that constitute a change in control event under Treasury Regulation §1.409A-3(a)(5).

(h)                                 “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(i)                                     “Committee” means the Compensation Committee of the Board or such other committee consisting of two or more individuals appointed by the Board to administer the Plan and each other individual or committee of individuals designated to exercise authority under the Plan.

(j)                                    “Company” means Solera National Bancorp, Inc., a Delaware corporation, or any successor corporation.

(k)                                 “Disability” will, in the absence of an Award Agreement or employment or other service agreement between a Participant and the Service Recipient otherwise defining Disability, have the same meaning as set forth in Treasury Regulation § 1.409A-3(i)(4). In the event that there is an Award Agreement or employment or other service agreement between a Participant and the Service Recipient defining the term disability, “Disability” will have the meaning provided in such agreement.

(l)                                     “Effective Date” means the date as of which this Plan is adopted by the Board.

(m)                             “Eligible Person” means (i) each employee of the Company or of any of its Affiliates, including each such employee who may also be a director of the Company or any of its Affiliates; (ii) each non-employee director of the Company or of any of its Affiliates; (iii) each other natural Person who provides substantial services to the Company or of any of its Affiliates and who is designated as eligible by the Committee; and (iv) any natural Person who has been offered employment or service by the Company or of any of its Affiliates; provided that such prospective service provider may not receive any payment or exercise any right relating to an Award until such Person has commenced employment or service with the Company or its Affiliates. An employee on an approved leave of absence may be considered as still in the employ of the Company or its Affiliates for purposes of eligibility for participation in the Plan.

(n)                                 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules and regulations thereunder and successor provisions and rules and regulations thereto.

(o)                                 “Exercise Price” means, with respect to an Option, the price at which a holder may purchase the Shares issuable upon exercise of an Option and with respect to a SAR, the price at which the SAR is granted to the holder thereof.

(p)                                 “Expiration Date” means the date upon which the term of an Option or SAR expires, as determined under Sections 4(d) or 7(c) hereof, as applicable.

(q)                                 “Fair Market Value” means (i) during such time as the Shares are registered under Section 12 of the Exchange Act, the closing sales price of the Shares (or the closing bid, if not sales were reported) as quoted by an established stock exchange or automated quotation system on the day for which such value is to be determined, or, if there was no quoted price for such day, then for the last preceding business day on which there was a quoted price as reported in The Wall Street Journal or such other sources as the Board or Committee deems reliable, or (ii) during any such time as the Shares are not listed upon an established stock exchange or automated quotation system, the mean between dealer “bid” and “ask” prices of the Shares in the over-the-counter market on the day for which such value is to be determined, as reported by the National Association of Securities Dealers, Inc., in The Wall Street Journal or such other source as the Board or the Committee deems reliable, or (iii) during any such time as the Shares cannot be valued pursuant to (i) or (ii) above, (A) with respect to ISOs, the fair market value of the Shares as determined in good faith by the Board or the Committee within the meaning of Section 422 of the Code or (B) the fair market value of the Shares as determined in good faith by the Board or the Committee using a “reasonable application of a reasonable valuation method” within the meaning of Treasury Regulation § 1.409A-1(b)(5)(iv)(B) or other applicable valuation rules under the Code or other applicable law.

(r)                                    “Incentive Stock Option” or “ISO” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(s)                                   “Insider” means an officer or director of the Company or any other Person whose transactions in Shares are subject to Section 16 of the Exchange Act.

(t)                                    “Negative Discretion” means the discretion authorized by the Plan to be applied by the Committee to eliminate or reduce the size of a Performance Award in accordance with Section 8(d)(iv) of the Plan; provided that the exercise of such discretion would not cause the Performance Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.

(u)                                 “Nonqualified Stock Option” or “NQSO” means an Option not intended to qualify as an ISO.

(v)                                 “Option” means a conditional right, granted to a Participant under Section 4 hereof, to purchase Shares at a specified Exercise Price during specified time periods.

(w)                               “Participant” means an Eligible Person who has been granted an Award under the Plan, or if applicable, such other Person who holds an Award.

(x)                                 “Performance Award” means an Award granted to a Participant under Section 8 hereof, which Award is subject to the achievement of Performance Goals during a Performance Period. A Performance Award will be designated as a “Performance Share” or a “Performance Unit” at the time of grant.

(y)                                 “Performance Formula” means, for a Performance Period, the one or more objective formulas applied against the relevant Performance Goal to determine, with regard to the Performance Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Award has been earned for the Performance Period.

(z)                                  “Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Objectives. The Committee is authorized at any time during the first ninety (90) days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), or at any time thereafter (but only to the extent the exercise of such authority after such period would not cause the Performance Awards granted to any Participant for the Performance Period to fail to qualify as “performance-based compensation” under Section 162(m) of the Code), in its sole and absolute discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period to the extent permitted under Section 162(m) of the Code in order to prevent the dilution or enlargement of the rights of Participants based on the following events: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor or pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (vi) acquisitions or divestitures; and (vii) any other specific unusual or nonrecurring events, or objectively determinable category thereof.

(aa)                          “Performance Objectives” means any of the objectives selected by the Committee and specified in an Award Agreement, from among the following objective measures, either individually, alternatively or in any combination, applied to the Company as a whole or any business unit or subsidiary, either individually, alternatively, or in any combination, on a GAAP or non-GAAP basis, and measured, to the extent applicable on an absolute basis or relative to a pre-established target, to determine whether the Performance Goals established with respect to applicable Awards have been satisfied:

(i)                                     revenue;

(ii)                                  net revenue;

(iii)                               earnings (which may include earnings before interest and taxes, earnings before taxes, and net earnings);

(iv)                              “efficiency ratio” determined as the ratio of total non-interest operating expenses (less amortization of intangibles) divided by total revenues (less net security gains);

(v)                                 non-interest income to total revenue ratio;

(vi)                              net interest margin;

(vii)                           credit quality measures (including non-performing asset ratio, net charge-off ratio, and reserve coverage of non-performing loans);

(viii)                        risk measures;

(ix)                              loan growth;

(x)                                 deposit growth;

(xi)                              non-interest income growth;

(xii)                           interest income;

(xiii)                        operating income;

(xiv)                       operating margin;

(xv)                          operating profit;

(xvi)                       controllable operating profit, or net operating profit;

(xvii)                    net profit;

(xviii)                 gross margin;

(xix)                       operating expenses or operating expenses as a percentage of revenue;

(xx)                          net income;

(xxi)                       earnings per share;

(xxii)                    total stockholder return;

(xxiii)                 market share;

(xxiv)                return on assets or net assets;

(xxv)                   the Company’s stock price;

(xxvi)                growth in stockholder value relative to a pre-determined index;

(xxvii)             return on equity;

(xxviii)          return on invested capital;

(xxix)                cash flow (including free cash flow or operating cash flows)

(xxx)                   cash conversion cycle;

(xxxi)                economic value added;

(xxxii)             individual confidential business objectives;

(xxxiii)          credit rating;

(xxxiv)         strategic plan development and implementation;

(xxxv)            succession plan development and implementation;

(xxxvi)         improvement in workforce diversity;

(xxxvii)      tangible common equity or return on tangible common equity

(xxxviii)   customer indicators; and

(xxxix)         attainment of objective operating goals and employee metrics.

The Committee may, in recognition of unusual or non-recurring items such as acquisition-related activities or changes in applicable accounting rules, provide for one or more equitable adjustments (based on objective standards) to the Performance Objectives to preserve the Committee’s original intent regarding the Performance Objectives at the time of the initial Award grant. It is within the sole discretion of the Committee to make or not make any such equitable adjustments.

(bb)                          “Performance Period” means the period of service determined by the Committee (or its delegate(s), with respect to Participants who are not Insiders) during which fiscal quarters or years of service or performance is to be measured for the Award.

(cc)                            “Permitted Transferee” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships) of the Eligible Person, any Person sharing the Eligible Person’s household (other than a tenant or employee), a trust in which these Persons (or the Eligible Person) have more than 50% of the beneficial interest, a foundation in which these Persons (or the Eligible Person) control the management of assets, and any other entity in which these Persons (or the Eligible Person) own more than 50% of the voting interests.

(dd)                          “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, or other entity.

(ee)                            “Plan” means this Solera National Bancorp, Inc. 2012 Long-Term Incentive Plan.

(ff)                              “Prior Plan” means the Solera National Bancorp, Inc. 2007 Stock Incentive Plan as amended April 17, 2008.

(gg)                            “Regulator” has the meaning set forth in Section 14(c) of this Plan.

(hh)                          “Restricted Stock” means Shares that are subject to restrictions.

(ii)                                  “Restricted Stock Award” means an Award granted to a Participant pursuant to Section 5 or Section 8 of the Plan.

(jj)                                “Restricted Stock Unit” or “RSU” means an Award granted to a Participant pursuant to Section 6 or Section 8 hereof, and which is a notional unit representing the right to receive one Share (or cash in an amount equal to the Fair Market Value of one Share for each RSU, if so determined by the Committee) for each RSU on a specified settlement date.

(kk)                          “Securities Act” means the Securities Act of 1933, as amended from time to time, including rules and regulations thereunder and successor provisions and rules and regulations thereto.

(ll)                                  “Service Recipient” means, with respect to a Participant holding a given Award, either the Company or an Affiliate of the Company by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable.

(mm)                  “Shares” means the Company’s common stock, par value $0.01 per share, and such other securities as may be substituted for such stock pursuant to Section 10 hereof.

(nn)                          “Stock Appreciation Right” or “SAR” means an Award granted to a Participant pursuant to Section 7 or Section 8 hereof, and which is conditional right to receive an amount equal to the value of the appreciation in the Shares over a specified period. Except in the event of extraordinary circumstances, as determined in the sole discretion of the Committee, or pursuant to Section 10(b) above, SARs will be settled in Shares.

(oo)                          “Ten Percent Stockholder” means a Person who, at the time the Award is granted, owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

(pp)                          “Termination” means, for purposes of this Plan with respect to a Participant, the termination of a Participant’s employment or service, as applicable, with Service Recipient; provided, however, that, if so determined by the Committee at the time of any change in status in relation to the Service Recipient (e.g., a Participant ceases to be an employee and begins providing services as a consultant, or vice versa), such change in status will not be deemed a Termination hereunder. Unless otherwise determined by the Committee, in the event that any Service Recipient ceases to be an Affiliate of the Company (by reason of sale, divestiture, spin-off, or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute a Service Recipient immediately following such transaction, such Participant will be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction. Notwithstanding anything herein to the contrary, a Participant’s change in status in relation to the Service Recipient will not be deemed a Termination hereunder with respect to any Awards constituting nonqualified deferred compensation subject to Section 409A of the Code that are payable upon a Termination unless such change in status constitutes a “separation from service” within the meaning of Section 409A of the Code. Any payments in respect of an Award constituting nonqualified deferred compensation subject to Section 409A of the Code that is payable upon a Termination will be delayed for such period as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code. On the first business day following the expiration of such period, the Participant will be paid, in a single lump sum without interest, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed will continue to be paid pursuant to the payment schedule applicable to such Award.

(qq)                          “Termination Date” means the effective date on which the Participant ceased to provide services for purposes of the Plan as determined in the sole discretion of the Company, or in the case of Insiders, the Committee.